Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

FOR IMMEDIATE RELEASE

Constar International Inc. Announces Fourth Quarter and

Full Year 2004 Financial Results

Philadelphia, PA – March 30, 2005 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the fourth quarter and twelve months ended December 31, 2004.

Fourth Quarter Results

Net sales rose 18 percent in the fourth quarter to $201.8 million over $171.2 million for the 2003 fourth quarter. The growth reflects the pass-through of increased resin prices, increased shipments of conventional products and favorable foreign currency translation. The increased net sales were partially offset by price reductions implemented to extend key long-term contracts and meet competitive pricing.

Fourth quarter gross profit increased 184 percent to $10.2 million from $3.6 million reported in the fourth quarter of 2003. The growth reflects increased volumes, improved operating efficiencies and cost savings from the restructuring project undertaken in the second half of 2003. The improvement was partially offset by the implementation of price reductions, softness in our European operations and higher freight and utility costs.

Adjusted EBITDA in the fourth quarter (including the $25.1 million settlement received for the Oxbar™ litigation) improved to $38.2 million compared to $9.0 million in the fourth quarter of 2003. Excluding the Oxbar™ settlement, adjusted EBITDA in the fourth quarter grew 45 percent to $13.1 million. The growth in fourth quarter adjusted EBITDA includes offsets due to increased spending on Sarbanes Oxley compliance efforts and softness in our European businesses.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. The Company’s Senior Secured Credit Agreement in effect during 2004 adjusted EBITDA for certain non-cash accruals and used the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. In the 2004 fourth quarter, these adjustments included add-backs of $1.9 million. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies. See the reconciliation of adjusted EBITDA to net income (loss) in Constar’s unaudited consolidated statements of operations attached hereto.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “We are pleased to report fourth quarter and full year operating results in line with our previously provided guidance for 2004. The achievements in the fourth quarter and full year were made during a challenging period of rising raw materials costs, increased utility and freight costs, continued pricing pressures, European volume softness and extraordinary spending on Sarbanes Oxley compliance efforts. Our ability to overcome these challenges through growth and operational excellence demonstrates the talent and capabilities of the Constar team. Several of these challenges will continue through 2005, and we remain focused on further manufacturing efficiency improvement and utilizing our proprietary technologies to grow profitably.”

Excluding the $25.1 million proceeds from the Oxbar™ settlement, operating expenses in the fourth quarter (defined as selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense (income), net) were $9.8 million compared to a $7.9 million for the same period in 2003. The increase in operating expenses primarily reflects costs associated with the Company’s Sarbanes Oxley compliance efforts.

Interest expense in the fourth quarter was $9.8 million compared to $8.5 million in the prior year period. The increase is the result of an increase in the Company’s effective interest rate resulting from the December 2003 refinancing.

The Company reported net income in the fourth quarter of $11.5 million, or $0.92 income per diluted share, compared to a net loss of $12.1 million, or $1.01 loss per diluted share, in the 2003 fourth quarter. Excluding the $25.1 million Oxbar™ settlement, there was a net loss of $13.6 million, or $1.14 loss per basic and diluted share.

Full Year Results

Fiscal 2004 net sales rose to $844.2 million, a 14 percent increase over the $742.3 million in 2003. The growth reflects increased shipments of conventional products, the pass-through of increased resin prices and favorable foreign currency translation. These increases were partially offset by implementation of price reductions to extend key contracts and meet competitive pricing.

Gross profit grew 61 percent to $46.4 million for the twelve-month period over the $28.9 million for 2003. The growth reflects increased volume, improved operating efficiencies, reduced spending on warehousing and material handling and cost savings from the restructuring project undertaken in the second half of 2003. The improvement was partially offset by the implementation of price reductions and higher freight and utility costs.

Adjusted EBITDA for 2004 increased to $90.8 million compared to $58.3 million in 2003. Excluding the $25.1 million Oxbar™ settlement, adjusted EBITDA for 2004 grew 13 percent to $65.7 million. As noted above, the Company’s Senior Secured Credit Agreement in effect during 2004 adjusted EBITDA for certain non-cash accruals and used the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in that Senior Secured Credit Agreement. For 2004, these adjustments included add-backs of $3.4 million. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies.

Excluding the $25.1 million Oxbar™ settlement, operating expenses (selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense (income), net) for 2004 were $34.0 million compared to a $31.2 million expense in 2003. Prior year expenses included $3.7 million of charges related to assets no longer in use and the write-down of an uncollectible account receivable. Excluding these 2003 charges and adjusting for the $25.1 million Oxbar™ settlement, operating expenses increased by approximately $6.5 million over the prior year period primarily due to costs associated with the Company’s Sarbanes Oxley compliance efforts and the impact of foreign currency exchange adjustments.

Interest expense for the year was $39.8 million compared to $34.2 million in 2003, reflecting the increase in the Company’s effective interest rate resulting from the December 2003 refinancing.

The Company reported a net loss of $6.8 million, or $0.57 loss per diluted share, for 2004 compared to a net loss of $220.5 million, or $18.38 loss per diluted share, in 2003. The narrowing of the net loss is primarily attributable to the $183.0 million non-cash charge for impairment of goodwill taken during 2003, the $11.6 million restructuring and asset impairment charge recorded in 2003, and the $25.1 million Oxbar™ settlement recorded during 2004. Excluding the $25.1 million Oxbar™ settlement, the Company’s net loss for 2004 was $31.9 million, or $2.65 loss per diluted share.

Conference Call, Web Cast Information

The Company will hold a conference call on Wednesday, March 30, 2005, at 9:00 a.m. ET to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 776-0816 (domestic callers) or (913) 981-5556 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET on March 30, 2005, through midnight on April 6, 2005 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 9490142, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These forward-looking statements and forecasts are subject to risks, uncertainties and assumptions, including, among other things, the Company’s debt level and its ability to service existing debt or, if necessary, to refinance that debt; the impact of the Company’s debt on liquidity; the Company’s expectation that it will be cash flow negative at least into the second half of 2006 and the Company’s ability to fund operations using a credit facility that is subject to conditions and borrowing base limitations; possible increases in interest rate expense because of floating interest rates under the Company’s credit facility and notes issued in 2005; the Company’s ability to comply with covenants in the instruments governing the Company’s indebtedness; the Company’s ability to compete successfully against competitors; the impact of price competition on gross margins and profitability; the level of demand for conventional PET packaging and custom PET packaging requiring the Company’s proprietary technologies and know-how; continued conversion from metal, glass and other materials for packaging to plastic packaging; the Company’s expectation that the market for conventional soft drink containers will not grow appreciably in the near term; the Company’s relationship with its largest customers; the success of the Company’s customers in selling their products in their markets; the Company’s ability to manage inventory levels based on its customers’ projected sales; risks associated with the Company’s international operations; the terms upon which the Company acquires resin and its ability to reflect price increases in its sales; the Company’s ability to obtain resin from suppliers on a timely basis; the impact of consolidation of the Company’s customers on sales and profitability; the Company’s ability to fund capital expenditures in the future; general economic and political conditions; recent increases in the price of petrochemical products such as PET resin and the effect of such increases on the demand for PET products; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to timely market products incorporating MonOxbar technology and the realization of the expected benefits of the MonOxbar technology; the Company’s ability to control costs; legal and regulatory proceedings and developments; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to successfully prosecute or defend the legal proceedings to which it is a party; and the other factors disclosed from time to time by the Company in its filings with the Securities and Exchange Commission. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net customer sales	$200,956	$170,497	$839,786	$739,657
Net sales to affiliates	874	667	4,396	2,632

Net sales	201,830	171,164	844,182	742,289

Cost of products sold, excluding depreciation	179,752	154,439	746,684	657,869
Depreciation	11,888	13,137	51,060	55,488

Gross profit	10,190	3,588	46,438	28,932

Selling and administrative expense	8,422	6,935	28,107	23,040
Research and technology expense	1,673	1,211	5,725	5,220
Write off deferred financing costs	—	751	—	751
Interest expense	9,826	8,479	39,798	34,221
Foreign exchange adjustments	(441)	(763)	62	(1,468)
Provision for restructuring and asset impairments	1,095	1,418	1,095	11,557
Goodwill impairment loss	—	—	—	183,000
Other expense/(income), net	(24,959)	511	(24,948)	4,429

Income (loss) before taxes and minority interest	14,574	(14,954)	(3,401)	(231,818)
(Provision) benefit for income taxes	(3,101)	2,781	(3,417)	11,362
Minority interest	(21)	50	(2)	(93)

Net income (loss)	$11,452	$(12,123)	$(6,820)	$(220,549)

Per common share data:
Basic
Net income (loss)	$0.95	$(1.01)	$(0.57)	$(18.38)

Diluted
Net income (loss)	$0.92	$(1.01)	$(0.57)	$(18.38)

Weighted average common shares outstanding:
Basic shares	12,017	12,000	12,028	12,000
Diluted shares	12,512	12,000	12,028	12,000

Reconciliation of net income (loss) to adjusted EBITDA:
Net income ( loss)	$11,452	$(12,123)	$(6,820)	$(220,549)
Add back:
Interest expense	9,826	8,479	39,798	34,221
Taxes	3,101	(2,781)	3,417	(11,362)
Depreciation	11,888	13,137	51,060	55,488

EBITDA	36,267	6,712	87,455	(142,202)
Other adjustments under Senior Secured Credit Agreements	1,916	2,315	3,364	200,544

Adjusted EBITDA	$38,183	$9,027	$90,819	$58,342

SELECTED BALANCE SHEET DATA

	12/31/2004	12/31/2003
Cash and cash equivalents	$9,316	$16,478
Debt:
Senior Revolving Credit	17,000	25,000
Term B Loan	121,941	123,188
Second Lien Term Loan	75,000	75,000
Senior Subordinated Debt	175,000	175,000
Other	1,540	1,547

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